Repare Therapeutics Provides Business Update and Reports Third Quarter 2022 Financial Results

Early Phase 1 clinical data readout for RP-6306 is expected in the first half of 2023

Advancing camonsertib development with Roche under worldwide license and collaboration agreement

IND-enabling studies for RP-2119, a Polθ inhibitor, currently underway and on track for trial start in summer 2023

Well positioned to advance clinical programs and portfolio, with $370.4 million in cash and cash equivalents and marketable securities and funding into 2026

CAMBRIDGE, Mass. & MONTREAL (BUSINESS WIRE)—November 9, 2022—Repare Therapeutics Inc. (“Repare” or the “Company”) (Nasdaq: RPTX), a leading clinical-stage precision oncology company, today reported financial results for the third quarter ended September 30, 2022.

“Our focus in the third quarter has remained on execution of our pipeline of programs including RP-6306, our first-in-class, oral PKMYT1 inhibitor currently being evaluated in the Phase 1 MYTHIC, MAGNETIC, and MINOTAUR studies. We look forward to reporting data for RP-6306 in the first half of 2023 as we continue to execute on this novel program,” said Lloyd M. Segal, President and Chief Executive Officer of Repare. “Based on promising preclinical data released at the 34th EORTC-NCI-AACR Symposium in October 2022, Repare is working with clinical investigators to initiate clinical testing of a new carboplatin combination with RP-6306 in 2023.”

“This quarter, after HSR clearance, we closed our worldwide license and collaboration agreement with Roche for the development and commercialization of camonsertib (also known as RP-3500). We recognize the significant collaborative efforts by Roche and our team in completing a swift and efficient regulatory and operational transfer of this program, while we continue to provide ongoing support for the TRESR and ATTACC trials into 2023. In connection with this agreement, Repare received a $125 million upfront payment in July 2022 and may expect to receive up to $55 million in potential near-term payments.”

“We also made important progress in advancing RP-2119, our polymerase theta inhibitor, with ongoing IND-enabling studies and we expect to initiate clinical trials next summer. We are also preparing to conduct further IND-enabling studies for an additional small molecule in the first half of 2023 as we look to another substantial year ahead.”

Third Quarter 2022 Review and Operational Updates:

•
Evaluating RP-6306, a first-in-class, oral PKMYT1 inhibitor as a monotherapy and in combinations in multiple Phase 1 studies.
o
Repare continues to advance Phase 1 clinical trials evaluating RP-6306 as a monotherapy (MYTHIC), as well as in combinations with gemcitabine (MAGNETIC), FOLFIRI (MINOTAUR), and camonsertib (MYTHIC), each for the treatment of molecularly selected advanced solid tumors.
o
Initial Phase 1 clinical data readout for RP-6306 is expected in the first half of 2023.
o
Based on promising preclinical data released at the 34th EORTC-NCI-AACR Symposium in October 2022, Repare is working with clinical investigators to initiate clinical testing of a new carboplatin combination with RP-6306 in 2023. Repare demonstrated that the PKMYT1 inhibitor RP-6306 synergized with carboplatin in multiple CCNE1 high/amplified cellular models to induce an increase in DNA damage, which led to increased cell death compared to either agent alone. The combination of RP-6306 and carboplatin induced profound tumor regression in the OVCAR3 xenograft model and was well tolerated with no additional suppression of red blood cells or neutrophils.
o
Preclinical data from RP-6306 was published in Journal of Medicinal Chemistry in July 2022. The article, entitled “Discovery of an Orally Bioavailable and Selective PKMYT1 Inhibitor, RP-6306”, is available on the Company website under Scientific References.
•
Advancing camonsertib, a potent and selective oral small molecule inhibitor of ATR (Ataxia-Telangiectasia and Rad3-related protein kinase) for the treatment of tumors with specific synthetic lethal genomic alterations, in partnership with Roche.
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Under the agreement with Roche, Roche assumed the development of camonsertib with the potential to expand development into additional tumor indications and multiple combination studies.
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Repare will continue to provide ongoing support for the TRESR and ATTACC trials into 2023.
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In connection with this agreement, Repare received a $125 million upfront payment in July 2022. Repare is eligible to receive up to an additional $1.172 billion in potential development, regulatory, commercial and sales milestones, including up to $55 million in potential near-term payments, and royalties on global net sales ranging from high-single-digits to high-teens.
•
Advancing IND-enabling studies for RP-2119, Repare's Polθ inhibitor, and plan to initiate clinical trials in the summer of 2023.
•
Repare also expects to initiate IND-enabling studies in the first half of 2023 for an additional small molecule against an undisclosed target.

Third Quarter 2022 Financial Results:

•
Cash and cash equivalents and marketable securities: Cash and cash equivalents and marketable securities as of September 30, 2022 were $370.4 million, which Repare believes will be sufficient to fund planned operations into 2026.
•
Research and development expenses, net of tax credits (Net R&D): Net R&D expenses were $31.2 million and $89.2 million for the three and nine months ended September 30, 2022, respectively, as compared to $25.4 million and $62.1 million for the three and nine months ended September 30, 2021. The increase in R&D expenses for the three- and nine-month periods were primarily due to an increase in development activities related to the advancement of the RP-6306 program and the RP-2119 IND-enabling studies; an increase of personnel-related costs, including share-based compensation, for increased headcount in support of discovery and development activities; and other research and development costs. Camonsertib costs increased year over year as a result of higher development costs in relation to the advancement of the program, but decreased quarter over quarter following the transfer of CMC related activities to Roche pursuant to the collaboration agreement.
•
General and administrative (G&A) expenses: G&A expenses were $8.0 million and $24.6 million for the three and nine months ended September 30, 2022, respectively, as compared to $6.6 million and $18.6 million for the three and nine months ended September 30, 2021. The increase in G&A expenses for the three- and nine-month periods were primarily due to an increase in personnel related costs, including share-based compensation; an increase in professional fees associated with the Roche collaboration agreement and the establishment of our at-the-market (ATM) offering, as well as timing of audit and SOX compliance efforts, partially offset by a decrease in our D&O insurance premium.
•
Net income (loss): Net income was $75.5 million, or $1.71 diluted earnings per share, or EPS, and $2.6 million, or $0.06 diluted EPS, for the three and nine months ended September 30, 2022, respectively, and net loss was $30.9 million, or $0.83 diluted loss per share, and $78.6 million, or $2.12 diluted loss per share, for the three and nine months ended September 30, 2021, respectively.

About Repare Therapeutics’ SNIPRx® Platform

Repare’s SNIPRx® platform is a genome-wide CRISPR-based screening approach that utilizes proprietary isogenic cell lines to identify novel and known synthetic lethal gene pairs and the corresponding patients who are most likely to benefit from the Company’s therapies based on the genetic profile of their tumors. Repare’s platform enables the development of precision therapeutics in patients whose tumors contain one or more genomic alterations identified by SNIPRx® screening, in order to selectively target those tumors in patients most likely to achieve clinical benefit from resulting product candidates.

About Repare Therapeutics, Inc.

Repare Therapeutics is a leading clinical-stage precision oncology company enabled by its proprietary synthetic lethality approach to the discovery and development of novel therapeutics. The Company utilizes its genome-wide, CRISPR-enabled SNIPRx® platform to systematically discover and develop highly targeted cancer therapies focused on genomic instability, including DNA damage repair. The Company’s pipeline includes RP-6306, a PKMYT1 inhibitor currently in Phase 1 clinical development; camonsertib (also known as RP-3500), a potential leading ATR inhibitor currently in Phase 1/2 clinical development partnered with Roche; RP-2119, a Polθ inhibitor program in ongoing IND-enabling studies; as well as several additional, undisclosed preclinical programs. For more information, please visit reparerx.com.

SNIPRx® is a registered trademark of Repare Therapeutics Inc.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and securities laws in Canada. All statements in this press release other than statements of historical facts are “forward-looking statements. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding: the clinical and preclinical development of the Company’s pipeline and its research and development programs, including the anticipated timing, anticipated patient enrollment or trial outcomes of its Phase 1 clinical trials of RP-6306 and its IND-enabling studies of RP-2119 and an additional small molecule in its development pipeline; Repare’s collaboration with Roche, including the risk that Repare may not realize the potential benefits of this collaboration with Roche, potential milestone payments to be received under the collaboration and the discovery, development and potential commercialization of potential product candidates using Repare’s SNIPRx® platform technology under the collaboration agreement; and the Company’s anticipated cash runway guidance. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause the Company’s clinical development programs, future results or performance to differ materially from those expressed or implied by the forward-looking statements. Many factors may cause differences between current expectations and actual results, including the impacts of the COVID-19 pandemic on the Company’s business, clinical trials and financial position, unexpected safety or efficacy data observed during preclinical studies or clinical trials, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process, and unexpected litigation or other disputes. Other factors that may cause the Company’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are identified in the section titled "Risk Factors" in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 filed with the Securities and Exchange Commission (“SEC”) and the Québec Autorité des Marchés Financiers ("AMF") on August 4, 2022, and its other documents subsequently filed with or furnished to the SEC and AMF, including the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2022. The Company expressly disclaims any obligation to update any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise, except as otherwise required by law. For more information, please visit reparerx.com and follow Repare on Twitter at @RepareRx and on LinkedIn at https://www.linkedin.com/company/repare-therapeutics/.

Repare Therapeutics Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands of U.S. dollars, except share data)

	As of September 30,	As of December 31,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$155,191	$334,427
Marketable securities	215,162	7,439
Research and development tax credits receivable	2,907	2,580
Income tax receivable	629	—
Collaboration revenue receivable	9,626	—
Other receivables	1,447	654
Prepaid expenses	5,635	6,314
Total current assets	390,597	351,414
Property and equipment, net	4,683	5,604
Operating lease right-of-use assets	5,904	7,491
Other assets	497	586
Deferred tax assets	7,477	3,620
TOTAL ASSETS	$409,158	$368,715
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,345	$2,302
Accrued expenses and other current liabilities	15,615	18,622
Operating lease liability, current portion	2,127	1,721
Deferred revenue, current portion	34,784	11,921
Income tax payable	—	523
Total current liabilities	61,871	35,089
Operating lease liability, net of current portion	3,767	5,592
Deferred revenue, net of current portion	37,744	39,613
TOTAL LIABILITIES	103,382	80,294
SHAREHOLDERS’ EQUITY
Preferred shares, no par value per share; unlimited shares authorized as of September 30, 2022 and December 31, 2021, respectively; 0 shares issued and outstanding as of September 30, 2022, and December 31, 2021, respectively	—	—
Common shares, no par value per share; unlimited shares authorized as of September 30, 2022 and December 31, 2021; 41,961,510 and 41,850,162 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	481,782	480,699
Additional paid-in capital	32,173	17,988
Accumulated other comprehensive loss	(524)	—
Accumulated deficit	(207,655)	(210,266)
Total shareholders’ equity	305,776	288,421
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$409,158	$368,715

Repare Therapeutics Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands of U.S. dollars, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue:
Collaboration agreements	$112,545	$278	$113,632	$723
Operating expenses:
Research and development, net of tax credits	31,242	25,361	89,175	62,075
General and administrative	7,904	6,596	24,621	18,574
Total operating expenses	39,146	31,957	113,796	80,649
Income (loss) from operations	73,399	(31,679)	(164)	(79,926)
Other income (expense), net
Realized and unrealized gain (loss) on foreign exchange	126	33	250	(92)
Interest income	2,027	53	2,700	155
Other expense	(37)	(7)	(56)	(21)
Total other income, net	2,116	79	2,894	42
Income (loss) before income taxes	75,515	(31,600)	2,730	(79,884)
Income tax recovery (expense)	(54)	708	(119)	1,266
Net income (loss)	$75,461	$(30,892)	$2,611	$(78,618)
Other comprehensive loss:
Unrealized loss on available-for-sale marketable securities	$(524)	$—	$(524)	$—
Total other comprehensive loss	(524)	—	(524)	—
Comprehensive income (loss)	$74,937	$(30,892)	$2,087	$(78,618)
Net income (loss) per share attributable to common shareholders:
Basic	$1.80	$(0.83)	$0.06	$(2.12)
Diluted	$1.71	$(0.83)	$0.06	$(2.12)
Weighted-average common shares outstanding:
Basic	41,945,617	37,122,668	41,902,554	37,026,116
Diluted	44,177,376	37,122,668	44,160,481	37,026,116

Repare Contact:

Robin Garner

Executive Director and Head of Investor Relations

Repare Therapeutics Inc.

investor@reparerx.com

Investors:

Matthew DeYoung
Argot Partners

repare@argotpartners.com

Media:

David Rosen

Argot Partners

david.rosen@argotpartners.com

212-600-1902